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Dillon, Read & Co. Inc.,
Friedman, Billings, Ramsey & Co., Inc.,                                      -1-



                                                           December 13, 1996

Dillon, Read & Co. Inc.,
     535 Madison Avenue,
          New York, NY  10022.

Friedman, Billings, Ramsey & Co., Inc.,
     1001 19th Street,
          Arlington, VA  22209.

Ladies and Gentlemen:

          As special tax counsel to Riggs Capital, a statutory business trust formed under the laws of Delaware (the "Issuer Trust"), and Riggs National Corporation, a Delaware corporation, in connection with the issuance by the Issuer Trust of $150,000,000 of its 8 5/8% Trust Preferred Securities, Series A (the "Preferred Securities"), and assuming that the operative documents described in the Offering Memorandum for the Preferred Securities dated December 10, 1996 (the "Offering Memorandum") will be performed in accordance with the terms described therein, we hereby confirm to you our opinion as set forth in the Offering Memorandum under the heading "Certain Federal Income Tax Consequences", subject to the limitations set forth therein.

                                         Very truly yours,